Exhibit 99.1

B. Riley Financial Completes Acquisition of magicJack VocalTec

LOS ANGELES, CA and WEST PALM BEACH, Fla. And NETANYA, Israel – November 14, 2018 – B. Riley Financial, Inc. ("B. Riley")(NASDAQ: RILY), a diversified provider of financial and advisory services, and magicJack VocalTec Ltd. ("magicJack")(NASDAQ: CALL), a leading Voice over IP (VoIP) cloud-based communications company, today announced that B. Riley has completed its previously announced acquisition of magicJack. As of November 14, 2018, shares of magicJack halted trading on NASDAQ.

For more information, visit the investor relations website for B. Riley Financial at ir.brileyfin.com and for magicJack at www.vocaltec.com.

About magicJack VocalTec Ltd.
magicJack VocalTec Ltd., is a cloud-based Voice over IP technology and services communications provider.

About B. Riley Financial, Inc. (NASDAQ:RILY)
B. Riley Financial provides collaborative financial services and solutions tailored to fit the capital raising and financial advisory needs of public and private companies and high net worth individuals. The company operates through several wholly-owned subsidiaries, including B. Riley FBR, a full-service investment bank and institutional brokerage; Great American Group, a leading provider of asset disposition, appraisal, corporate advisory and valuation services; GlassRatner, a specialty financial advisory services and consulting firm; B. Riley Wealth Management, B. Riley Asset Management and B. Riley Alternatives, which offer investment management to institutional and high net worth investors; Great American Capital Partners, which originates and underwrites senior secured loans for asset-rich companies; and B. Riley Principal Investments, which invests in or acquires companies and assets with attractive return profiles.

Investor Contact Investor Relations ir@brileyfin.com (310) 966-1444	Media Contact Jo Anne McCusker jmccusker@brileyfin.com (646) 885-5425